Exhibit 99.2

SUMA Acquisition Corporation Announces Closing of $172,500,000 Initial Public Offering, Including Full Exercise of Underwriters’ Over-Allotment Option

Las Vegas, Nevada, March 13, 2026 (GLOBE NEWSWIRE) -- SUMA Acquisition Corporation (NASDAQ: SUMAU) (the “Company”) today announced the closing of its initial public offering of 17,250,000 units, which includes 2,250,000 units issued pursuant to the full exercise by the underwriters of their over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $172,500,000. Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $172,500,000 was placed in the Company’s trust account for the benefit of the Company’s public shareholders.

The Company’s units began trading on the Nasdaq Global Market (“NASDAQ”) on March 11, 2026, under the ticker symbol “SUMAU.” Each unit consists of one Class A ordinary share of the Company and one right to receive one-fifth (1/5) of a Class A ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on NASDAQ under the symbols “SUMA” and “SUMAR,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company with one or more businesses or entities. The Company may pursue an initial business combination target in any industry or geographical location. It intends to focus its search in the United States and other developed markets across several technology-enabled sectors.

The Company’s management team is led by Naseem Saloojee, its Chief Executive Officer and Chairman, and David King, its Chief Financial Officer and a director. Audie Attar, Christopher Bradley, Ted Fike, Bogdan Cenanovic and Lawrence Hu are independent directors.

Seaport Global Securities LLC, acted as the lead book-running manager for the offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on March 10, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the registration statement can be accessed for free through the SEC's website at www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds of the initial public offering and the simultaneous private placement. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

SUMA Acquisition Corporation
info@sumaspac.com